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                                                                   Exhibit 10(b)


                            RETENTION BONUS AGREEMENT

This Agreement is made as of the 1st day of April, 1999 by and between Mechanics and Farmers Bank, a North Carolina banking corporation with its principal office in Durham, North Carolina (the "Bank"), and Lee Johnson, a resident of Durham, North Carolina (the "Executive").

                                    RECITALS

A. The Bank and Executive acknowledge the ownership consolidation that is occurring in the financial institutions industry, particularly among community banks, and the Bank and Executive acknowledge that at some point it may be appropriate for the Bank to participate in this industry consolidation.

B. The Bank recognizes the value of Executive's services to the Bank and desires to insure that Executive has adequate incentive to continue in the employment of the Bank.

C. Given the current consolidation occurring within the financial institutions industry, Executive desires to continue in the employment of the Company with appropriate financial incentives.

NOW, THEREFORE, in consideration of the foregoing Recitals and of the promises and mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Bank and Executive agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated:

         (a) "Cause" shall mean (A) the rendering of a final judgment against Executive by a court of competent jurisdiction, which is not subject to further appeal, for the willful and continued failure by Executive to substantially perform his or her duties to the Bank, the Bank's policies or federal and/or state law (other than any such failure resulting from his or her incapacity due to physical or mental illness); which breach of duty has materially and adversely affected the safety and soundness of the Bank; or (B) Executive's conviction of a felony which is not subject to further appeal. For purposes of this definition, no act, or failure to act on Executive's part, shall be considered "willful" unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission is in the best interest of the Bank.

         (b)      "Change in Control" shall mean either:

                  (A) the acquisition, directly or indirectly, by any person or group of persons of shares in the Bank other than by M&F Bancorp, Inc. in connection with the formation of the Bank's holding company or otherwise, which, when added to any other shares the beneficial ownership of which is held by such acquiror(s), shall result in ownership by any person(s) of greater than 50% of such stock or which would require prior notification under any federal or state banking law or regulation; or

                  (B) the occurrence of any merger, consolidation, exchange or reorganization to which the Bank or, if formed, the Bank's holding company is a party and to which the Bank, or the Bank's holding company (or an entity controlled thereby) is not a surviving entity, or the sale of all or substantially all of the assets of the Bank or the Bank's holding company.

                  For purposes of this definition, "person" shall be as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.




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         (c)      "Coincident With" shall mean any time within nine months prior to the occurrence of a Change in Control of the Bank.

2. CHANGE IN CONTROL AND RETENTION BONUS. If a Change in Control of the Bank is consummated and on the date of the consummation of the Change in Control, Executive is employed by Bank, Bank shall pay to Executive in a lump sum, in cash, within five days following the consummation date of the Change in Control, a Retention Bonus of twelve (12) months base salary.

         If the lump sum payment under this Section 2, either alone or together with other payments which Executive has the right to receive from the Company, would constitute a "parachute payment" [as defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code")], such lump sum payment shall be reduced to the largest amount as will result in no portion of the lump sum payment under this Section 2 being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum payment under this
         Section 2, pursuant to the foregoing provision, shall be made by the Bank in good faith.

3. TERMINATION BY BANK NOT FOR CAUSE COINCIDENT WITH A CHANGE IN CONTROL. In the event Executive's employment is terminated by action of the Bank not for Cause Coincident With a Change in Control, the Bank shall pay Executive within five days following the consummation date of the Change in Control the same Retention Bonus in amount and manner described in Section 2 above. In the event of Executive's termination pursuant to this Section 3, Executive shall not be subject to any non-compete or similar restrictions that exist with regard to Executive, contractually or otherwise.

4. TERMINATION OF EMPLOYMENT BY EXECUTIVE/NON-COMPETITION AGREEMENT. In the event Executive voluntarily terminates his or her own employment at any time subsequent to receipt of the Retention Bonus provided for in paragraph 2 above, Executive agrees not to compete, directly or indirectly, with the Bank or any successor as an employee, officer, director, independent contractor, consultant, or shareholder of any financial services company or any other entity providing financial services, including but not limited to lending, securities, brokerage, trust or insurance products or services within a sixty (60) mile radius of the main office of the Bank, or such other office of the Bank at which such Employee was physically located during the majority of Employee's work tenure for the Company, for a period of 12 months following the date of such termination.

5. WITHHOLDING. All payments made by the Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

6. EMPLOYMENT AT WILL. Nothing in this Agreement should be construed to constitute an employment agreement for any length of time of Executive by the Bank. At all times, Executive shall remain an "At Will" employee of the Bank subject to the rights arising under this Agreement.

7. NON-DISCLOSURE. During the term of his or her employment hereunder, or at any time thereafter, Executive shall not disclose or use (except in the course of his or her employment hereunder) any confidential or proprietary information or data of the Bank or any of its subsidiaries or affiliates, including any such information with respect to a sale or merger of the Bank, regardless of whether such information or data is embodied in writing or other physical form.

8. POOLING OF INTERESTS TREATMENT. In the event anything in this Agreement will prevent, or have the effect of preventing the use of the pooling of interests accounting method by an acquiror in a Change in Control of Bank and the use of the pooling of interests accounting method is a condition precedent to the consummation of such Change in Control by the acquiror, then this Agreement shall be deemed valid only to the extent that



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         the pooling of interests accounting method can be used; provided however, that any determination that this Agreement would prevent, or have the effect of preventing, the use of the pooling of interests accounting method shall be supported by an opinion letter from the acquiror's independent accounting firm or from the Securities and Exchange Commission.

9. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Bank and Executive and their respective successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to him or her hereunder if she had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to his or her devisee, legatee or other designee, or if there be no such designee, to Executive's estate.

10. MODIFICATION, WAIVER OR DISCHARGE. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and authorized officers of the Bank. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties, or obligations that Executive or the Bank may have under any other written agreement between such parties, under any employee pension benefit plan or Executive welfare benefit plan as defined in the Executive Retirement Income Security Act of 1974 as amended, and maintained by the Bank, or under any established personnel practice or policy applicable to Executive.

11. TERMINATION OF AGREEMENT. Notwithstanding any other provisions of this Agreement, the rights, duties and obligations of all parties to this Agreement shall cease, and this Agreement shall terminate, five (5) years from the date first listed above.

12. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina to the extent federal law does not apply.

13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

14. MEDIATION/ARBITRATION. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof ("Dispute"), the parties hereto shall use their best efforts to resolve the Dispute in a manner satisfactory to both parties through consultation and negotiation with each other in good faith. If the Dispute cannot be resolved through direct negotiations within a period of sixty (60) days, the parties agree to attempt to settle the dispute in an amicable manner by arbitration. Any mediation or arbitration hereunder shall be conducted in accordance with the Commercial Mediation Rules or the Commercial Arbitration Rules, as appropriate, of the American Arbitration Association ("AAA"), as in effect at the time of the mediation or arbitration. In the event of arbitration, the final award of the Commercial Arbitration Tribunal shall be binding on the parties. Unless the parties agree otherwise, such mediation or arbitration shall also be conducted under the auspices of, and administered by, the AAA.

15.      MISCELLANEOUS

         (a) No adequate remedy at law. The Bank and Executive recognize that each party shall have no adequate remedy at law for breach by the other of any of the agreements contained herein, and in the



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                  event of any such breach, the Bank and Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus, injunction or other appropriate remedy to enforce performance of such agreements.

         (b) Non-assignability. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude Executive from designating one or more beneficiaries to receive any amount that may be payable after his or her death, and shall not preclude the legal representative of Executive's estate from assigning any right hereunder to the person or persons entitled thereto under his or her will or, in the case of intestacy, as applicable, to his or her estate.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together will constitute one and the same instrument.

17. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by Registered or Certified Mail, or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by similar notice:

         to the Bank:               Mechanics & Farmers Bank
                                    116 West Parrish Street
                                    Durham, NC  27701-3321
                                    Attn:  Ms. Julia W. Taylor, Chairman,
                                    President and CEO

         to Executive:
                                    ------------------------

                                    ------------------------

                                    ------------------------

Executed and effective as of the date first above written.


                             MECHANICS AND FARMERS BANK



                             By: /s/ Julia W. Taylor
                                 -----------------------------------------------
                                     Julia W. Taylor, Chairman, President & CEO



                             By: /s/ Benjamin S. Ruffin
                                 -----------------------------------------------
                                     Benjamin S. Ruffin, Compensation and
                                     Management Development Committee


                             EXECUTIVE



                             /s/ Lee Johnson
                             --------------------------------------------------
                             Lee Johnson





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